Exhibit 10.22

Advisory Service Contract

Signed on: April 1, 2018

The two parties hereto:

[Company receiving the service: Beijing Ludaopei Blood Disease Research Institute Co., Ltd.], a company incorporated under the laws of China, domicile: A1001, Building 2, 22 Tongji South Road, Beijing Economic-Technological Development Area, Beijing City (hereinafter referred to as Party A)

[Service provider: Avalon (Shanghai) Medical Technology Co., Ltd.], a company incorporated under the laws of China, domicile: 90 Lvke Road, Pudong New Area, Shanghai City (hereinafter referred to as Party B)

The foregoing two parties have agreed as follows:

I. Services

At the request of Party A, Party B agrees to, within the validity term hereof, provide Party A with the following services according to the terms and conditions hereof in an advisory capacity:

1.            Professional scientific research consulting service: Party B shall provide Party A with scientific research consulting service specially based on Party A’s clinical research fields and scientific research needs;

2.            International resources integration: To meet the needs of the scientific research topics, Party B shall, at the request of Party A, integrate the experts, medical institutions and other resources in the relevant fields in the US to help Party A make progress in its scientific researches;

3.            Education and training: Party B shall, based on the needs of Party A, assign professional technical personnel or experts in relevant fields to provide Party A with lectures or training on experiment skills, etc. concerning relevant topics;

4.            Improvement of the academic status: Party B shall assist Party A in enhancing its awareness in the international academic circle. Within the Contract period, Party B shall, regarding the scientific research projects agreed upon by the two parties, assist Party A in publishing 2 academic articles with Impact Factor of not lower than 10 which are authored or co-authored with others by Party A. After signing this Contract, both parties shall discuss the specific scientific research topics and then reach decisions as an appendix hereto and a component hereto.

II. Fee

1.            Advisory service fee

Within the validity term hereof, Party A shall pay Party B an advisory service fee of (USD) Three Hundred Thousand (in figures: $300,000.00) for the services stipulated in Article 1 herein.

The payment terms are as follows:

1)            Within 60 days after the execution hereof (June 30, 2018), Party A shall remit (USD) One Hundred and Fifty Thousand (in figures: $150,000.00) to the account designated by Party B. Prior to September 30, 2018, Party A shall pay (USD) One Hundred and Fifty Thousand (in figures: $150,000.00).

2)            If Party A pays RMB funds, Party A shall pay the RMB equivalent of the USD amount, which shall be determined based on the foreign exchange rate published by the Bank of China on the date of payment.

2.            Work expenses:

The following work expenses incurred by Party B when it handles the matters entrusted by Party A shall be borne by Party A:

1)            Third-party expenses incurred for inviting experts or employing third-party scientific research institutions at the request of Party A;

2)            Travel expenses incurred for Party B’s personnel working outside Beijing at the request of Party A;

3)            Scientific experiment expenses approved by Party A, and expenses incurred for experiments arranged by Party A’s scientific researchers;

4)            Third-party expenses incurred for refining scientific research articles; and

5)            Fees paid to third-party professional service providers for patent application, etc., including, without limitation, attorney’s fee, evaluation fee and patent application fee.

After incurred, the expenses this article involves will be paid by Party A according to the payment applications submitted by Party B.

Party A shall reimburse Party B for the said work expenses as follows: Party B shall pay the expenses first, and then shall be fully reimbursed for those expenses. Party B shall reasonably use the work expenses according to the principle of frugalness.

III. Agreement Term

1.            This Agreement shall be valid from April 1, 2018 until December 31, 2018;

2.            Within the 30 days prior to expiration hereof, the two parties shall, in light of the project progress, decide on whether to renew this Agreement or not. If they need to renew it, they shall, within 30 days after the expiration hereof, sign a renewal contract, after which Party B shall continue to provide Party A with services, until the projects are completed.

IV. Obligations and Warranties of Party B

1.            The personnel assigned by Party B to perform the services shall all possess full skills, have been fully trained and have relevant experiences, and are able to perform the services hereunder competently and professionally;

2.            The personnel assigned by Party B shall, within the period promised, timely perform services and notify Party A of the work progress. Party B is not liable for delays caused through no fault on the part of Party B, or negligence which cannot be reasonably predicted or prevented;

3.            Party B shall separately keep files on the services which this Agreement involves, maintain complete work records and properly keep them.

V. Obligations and Warranties of Party A

1.            Party A shall express explicit and reasonable requirements for Party B’s performance hereof, fully, objectively and timely provide Party B with various information, documents and materials related to the performance hereof, and bear the legal consequences of violations of this article.

2.            Party A shall, for the projects hereunder, dedicate a person in charge to maintain liaison with Party B and organize relevant internal departments of Party A to promote the project progress; Party A shall have the responsibility to make independent judgment and decisions on the opinions, suggestions and solutions provided by Party B; if its judgment or decision is mistaken and results in any loss, Party A shall be liable therefor;

3.            Party A shall provide a team and experiment site(s) for its scientific research topics, and bear the direct costs, such as costs of experiment reagents needed for the research topics and third-party costs;

4.            Party A shall, according to the time stipulated in Article 2 (1) herein, timely and fully pay the advisory fee and relevant expenses.

VI. Confidentiality

1.            All information related to Party A’s own clients and consumers shall be deemed confidential. Party B shall hold such confidential information in strict confidence, and will not copy, duplicate, transfer, grant a license in respect of, promote the sale of, move or otherwise deal with such confidential information, or give or disclose the same to any third party, or such the same for any purpose other than provision of services for Party A.

2.            Any non-public corporate proprietary or confidential information obtained by Party A and its employees during performance hereof, disclosed within the term hereof or after expiration hereof and marked as confidential in written form (hereinafter referred to as the “Corporate Confidential Information”) shall be deemed confidential and proprietary information. Party A agrees to hold Party B’s confidential information in strict confidence, and will not copy, duplicate, transfer, grant a license in respect of, promote the sale of, move or otherwise deal with such information, or give or disclose the same to any third party, or, when using the Corporate Confidential Information, Party A is obligated to keep such information confidential and protect such information in the same way as how it protects its own confidential information;

3.            The information described in the following clause is not confidential information or Corporate Confidential Information described in Clause 1 and Clause 2 above:

1)            Information which is disclosed for a reason other than either party’s breach hereof and then enters the public domain;

2)            Information which has been known to either party before disclosed to such party, if such fact can be proved;

3)            Information independently developed by either party beyond the scope hereof and without referring to the confidential information of the other party; and

4)            Information which either party legally obtains from a third party without breaching this Agreement.

4.            If either party breaches the duty of confidentiality under Article 6 herein, the non-breaching party shall have the right to require the breaching party to forthwith stop the infringement and compensate for any losses. Losses include but are not limited to the losses, attorney’s fee, litigation costs and other relevant expenses incurred as a result of the breach.

VII. Personnel and Non-solicitation

Within the validity term hereof and within twenty-four months after termination hereof, Party A shall not, without prior written consent of Party B, whether directly or indirectly, for its own or another party’s benefits or to provide any service for any party, solicit or seek to solicit, transfer or employ any person employed by Party B currently or within the past twelve months.

VIII. Rescission of This Agreement

1.            This Agreement may be amended or rescinded by mutual consent.

2.            In any of the following situations, Party A shall have the right to rescind this Agreement:

1)            Party A sustains any loss due to any delay in completing work, dereliction of duty or mistake on the part of any person assigned by Party B to perform this Agreement;

2)            Party B violates any obligation specified Article 4 herein.

3.            In any of the following situations, Party B shall have the right to rescind this Agreement:

1)            Party A still fails to pay Party B the service fee when the payment is 60 days overdue;

2)            Party A intentionally conceals any important fact and as a result Party B cannot provide services effectively.

IX. Liability for Breach of Contract

1.            Where Party A fails to fully pay the service fee according to the time and amount stipulated herein, for each day of delay, Party A shall pay Party B liquidated damages in the amount equal to 3‰ of the amount payable. Party B’s acceptance of a payment of any portion of the fee stated above shall not be construed as its waiver of the right to collect any balance and liquidated damages;

2.            If without due cause Party A still fails to pay Party B the service fee when the payment is 60 days overdue, Party B shall have the right to unilaterally rescind this nAgreement and require Party A to pay the entire service fee hereunder, the work expenses for which Party B has not been reimbursed and over liquidated damages;

3.            Where Party A terminates this Agreement without cause, Party B shall have the right to require Party A to full pay the unpaid service fee hereunder, the work expenses for which Party B has not been reimbursed and over liquidated damages;

4.            Party A shall not require Party B to refund the fee by the following improper grounds:

1)            Party A unilaterally employs another company to provide the same services for itself;

2)            After the two parties sign this Agreement, Party A requires a fee refund on the ground that the amount of the fee charged by Party B is too high;

3)            After the two parties sign this Agreement, Party A requires a fee refund on the ground that there are only a few services which need to be provided for itself;

4)            Party A terminates this Contract without cause for a reason other than a breach of the obligations stipulated herein on the part of Party B or Party B’s employees.

5)            If Party A delays in paying the service fee on any of the foregoing ground, Party B shall have the right to require Party A to full pay the service fee unpaid within the validity term hereof, the work expenses for which Party B has not been reimbursed and over liquidated damages;

X. Compensation

The amount of compensation for any harm caused by Party B to Party A shall be capped at the amount of the advisory service fee stipulated herein.

XI. Notices

The notices or correspondences which either party is required to send hereunder shall be in written form and be delivered through a confirmed fax number or email address or mailed by EMS. The mailing addresses shall be the two parties’ statutory registered addresses.

XII. Dispute Settlement

Any dispute between the two parties shall be settled through negotiations. If negotiations fail, either party shall have the right to apply for arbitration toward China International Economic and Trade Arbitration Commission.

XIII. General Provisions

1.            In the event that any clause of this Agreement is held invalid or unenforceable, other clauses herein shall still be legally binding and enforceable.

2.            During the two parties’ performance hereof, one party’s failure to insist on performance of any clause contained herein shall never constitute a waiver of the rights specified herein.

XIV. Effectiveness

This Agreement is made in quadruplicate, with each party holding two copies, and shall come into effect upon being stamped by company seal.

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(Signatures and seals of the two parties)

Party A: Beijing Ludaopei Blood Disease Research Institute Co., Ltd.

Party B: Avalon (Shanghai) Medical Technology Co., Ltd.

Appendix: Scientific Research Projects (to be confirmed)

Topic 1:

Analysis of the relevance among diagnosis of gDNA of exosomes in the early phase of diffuse large B-cell lymphoma, drug resistance and prognosis

A.           Extraction, separation and identification of serum exosomes and cfDNA for lymphoma patients;

B.           Extraction and sequencing of exosome gDNA and cfDNA

C.           Analysis of the relevance among gene mutation, clinical diagnosis, drug resistance and prognosis

D.           Comparative analysis of the advantages of exosome DNA and cfDNA in lymphoma diagnosis

Topic 2:

Research on reversal of drug-resistant large B-cell lymphoma by transporting small pieces of RNA with exosome

A.           Measurement of micRNA of exosome in cell culture fluid after pharmacological intervention of four cell strains, namely P3HR, EVB, BJAB and AKATA-EBV;

B.           Screening of miRNA or circRNA regulating the drug resistance mechanism;

C.           Analysis of the relevance between detection of target miRNAs and circRNAs of serum exosomes of clinical cases

D.           Creation of a lymphoma cell and animal model; research on the RNA inhibitor for target miRNA carried by an exosome or RNA mimics sequence, and reversal of the drug resistance mechanism of lymphoma.